UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
⌧	Soliciting Material under §240.14a-12

TRIPLE-S MANAGEMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

GuideWell Mutual Holding Corporation
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This is a transcription of a recorded video presentation made available to employees of GuideWell Mutual Holding Corporation on September 3, 2021.

Patrick Geraghty, President & CEO of GuideWell Mutual Holding Corporation:

Hi, everyone. Last week, we announced that GuideWell is acquiring Triple-S Management, the Blue Cross and Blue Shield plan of Puerto Rico. Thank you to those of you who joined me during last week’s Town Hall, where Triple-S’s president and CEO Bobby Garcia-Rodriquez joined me to talk about the benefits of this combination.

This is a very exciting opportunity for GuideWell. As I shared last week, Triple S and GuideWell have complementary capabilities and expertise. Together, we believe we will be well equipped to drive improved health outcomes, affordability, access and health equity.

By joining forces with Triple-S, we’ll add strength and scale that will help us be an even stronger partner to our diverse communities.

Triple-S has the most membership of any plan in Puerto Rico, serving 1 million consumers. They have a strong Medicare Advantage business and a leading position in Medicaid and commercial markets. This acquisition will further accelerate Florida Blue’s growth in Medicare Advantage and across all lines of business in Florida’s rapidly growing Puerto Rican and Hispanic populations.

We also think Triple-S is an ideal fit from a cultural perspective. Like us, Triple-S is deeply connected to their communities and committed to improving key drivers of health.

Triple-S’s cultural understanding of the Puerto Rican and Hispanic communities will be particularly valuable to us as we build on GuideWell’s outstanding reputation as a trusted partner and community champion.

For me, one of the most thrilling parts of this announcement has been learning about how many of YOU actually have ties to Triple-S. Many of you have shared that you previously worked for Triple-S and that you highly respect their organization.

Good things happen when you align yourself with those who share your values, goals and mission. I can’t wait to see what we’re able to accomplish with Triple-S joining the GuideWell family.

Additional Information and Where to Find It

This communication relates to a proposed transaction between Triple-S and GuideWell Mutual Holding Corporation (“GuideWell”). In connection with this proposed transaction, Triple-S may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Triple-S may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TRIPLE-S ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Triple-S. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Triple-S through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Triple-S will be available free of charge on Triple-S’s internet website at https://investors.triplesmanagement.com or by contacting Triple-S’s primary investor relations contact by email at investorrelations@ssspr.com or by phone at (787)749-4949. Copies of documents filed with the SEC by GuideWell will be made available free of charge on GuideWell’s website at www.guidewell.com.

Participants in Solicitation

Triple-S, GuideWell, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Triple-S is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 26, 2021, its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 18, 2021, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K. Information about the directors and executive officers of GuideWell is set forth on its website at www.guidewell.com/who-we-are.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.